DORA MER, LAW OFFICE
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124, IBN GVIROL STREET
TEL AVIV 62038, ISRAEL
TEL: 972-3-5277773, 5276771
FAX:  972-3-5275999
                             E-mail: doram@mer.co.il


                                                                       EXHIBIT 5


                                            March 14 , 2005

Mer Telemanagement Solutions Ltd.
22 Zarhin Street
Ra'anana 43662
Israel

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of Mer Telemanagement Solutions Ltd. (the "Company"), relating to 893,915 of the Company's Ordinary Shares, NIS 0.01 nominal value per share (the "Shares"), issuable upon the exercise of options granted or to be granted under the 2003 Israeli Share Option Plan (collectively, the "Plan").

     We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

     As counsel for the Company, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in my opinion, the Shares, when paid for and issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

                                            Very truly yours,

                                            /s/Dora Mer
                                            Dora Mer